     As filed with The Securities and Exchange Commission on March 2, 1994

                                                            Registration No. 33-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               MASCO CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

                                    Delaware
         (State or Other Jurisdiction of Incorporation or Organization)

                                   38-1794485
                    (I.R.S. Employer Identification Number)

                              21001 Van Born Road
                             Taylor, Michigan 48180
                                 (313) 274-7400
              (Address, including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                                John R. Leekley
                       Vice President and General Counsel
                               Masco Corporation
                              21001 Van Born Road
                             Taylor, Michigan 48180
                                 (313) 274-7400
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)


        Approximate date of commencement of proposed sale to the public:
     From time to time after this registration statement becomes effective.


         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

                       _________________________________



                        CALCULATION OF REGISTRATION FEE


- -------------------------------------------------------------------------------------------------------------------------------
                                                                    PROPOSED              PROPOSED
                                                                     MAXIMUM               MAXIMUM               AMOUNT
            TITLE OF SHARES                      AMOUNT             AGGREGATE             AGGREGATE                OF
            TO BE REGISTERED                     TO BE                PRICE               OFFERING            REGISTRATION
                                               REGISTERED            PER UNIT               PRICE                  FEE
- -------------------------------------------------------------------------------------------------------------------------------

 COMMON STOCK (PAR VALUE $1 PER SHARE)       1,782,711 SHARES       $35.6875 *         $63,620,498.81 *       $21,938.25 *
- -------------------------------------------------------------------------------------------------------------------------------


*Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c).

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   SUBJECT TO COMPLETION DATED MARCH 2, 1994
PRELIMINARY
PROSPECTUS                      1,782,711 Shares

                               MASCO CORPORATION

                                  Common Stock
                                 ($1 Par Value)


         All the shares of Common Stock being offered hereby (the "Shares") are held by certain stockholders (the "Selling Stockholders") of Masco Corporation ("Masco" or the "Company"). Masco will not receive any of the proceeds from the sale of the Shares.

         The Selling Stockholders (and their donees, distributees, pledgees and personal representatives) may, from time to time, offer for sale and sell or distribute the Shares to be offered by them hereby (a) in transactions executed on the New York Stock Exchange or other exchanges on which the Shares may be traded, (b) in negotiated transactions or (c) through other means. Sales may be effected at market prices prevailing at the time of sale or at such other prices as may be negotiated by the Selling Stockholders.

         The Selling Stockholders may effect such transactions by selling Shares to or through dealers, and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders (which compensation, if any, is not expected to be in excess of customary commissions). The Selling Stockholders and any dealers that participate with the Selling Stockholders in the distribution of Shares may be deemed to be underwriters, and any commissions received by them and any profit on the resale of Shares sold by them might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

         Masco has agreed to indemnify the Selling Stockholders against certain liabilities under the Securities Act of 1933.

               __________________________________________________

                  THE COMPANY'S COMMON STOCK IS LISTED ON THE
                            NEW YORK STOCK EXCHANGE
               __________________________________________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN.

March 2, 1994

                             AVAILABLE INFORMATION


         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by Masco can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, New York, New York 10048; and Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information can also be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which the Company's securities are listed.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE



         The following documents filed with the Commission are hereby incorporated herein by reference:

                 (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1992;

                 (b) The Company's Proxy Statement dated April 15, 1993, in connection with its Annual Meeting of Stockholders held on May 19, 1993;

                 (c) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1993, June 30, 1993 and September 30, 1993;

                 (d) The Company's Current Report on Form 8-K dated March 2, 1994; and

                 (e) The Company's Form 8 dated May 22, 1991 amending its Registration Statement on Form 8-A dated February 12, 1987.


         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained in a previously filed document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein modifies or supersedes such statement, and any statement contained in any previously filed document or contained herein shall be deemed modified or superseded to the extent that a statement contained in a subsequently filed document which is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

         MASCO UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED IN THIS PROSPECTUS BY REFERENCE, OTHER THAN ANY EXHIBITS TO SUCH DOCUMENTS. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO JOHN C. NICHOLLS, JR., TREASURER, MASCO CORPORATION, 21001 VAN BORN ROAD, TAYLOR, MICHIGAN 48180 (TELEPHONE (313) 274-7400).

                                  THE COMPANY

         Masco manufactures building, home improvement and home furnishings products for the home and family. Masco believes that it is the largest domestic manufacturer of faucets, plumbing supplies, kitchen and bath cabinets and furniture, and that it is a leading domestic producer of a number of other building, home improvement and home furnishings products.

         Masco's principal executives offices are located at 21001 Van Born Road, Taylor, Michigan 48180, and the telephone number is (313) 274-7400. Except as the context otherwise indicates, the terms "Masco" or the "Company" refer to Masco Corporation and its consolidated subsidiaries.

                              SELLING STOCKHOLDERS

         The Shares, as listed below, are the number of Shares which may be offered by the Selling Stockholders named below (and by their donees, distributees, pledgees and personal representatives). The Shares listed below constitute all of the Shares held by the Selling Stockholders prior to this offering. On February 28, 1994, Melard Manufacturing Corporation ("Melard") and Melard Plastics, Inc. ("Plastics") acquired the Shares from Masco pursuant to a Purchase Agreement dated as of February 28, 1994 (the "Agreement") among Masco, Melard, Plastics and the stockholders of Melard and/or Plastics. Melard and Plastics may be liquidated or may distribute the Shares to their respective stockholders, at which time the stockholders of Melard and/or Plastics would become the Selling Stockholders based on their current ownership of Melard and Plastics. For purposes hereof, the Selling Stockholders are defined as Melard, Plastics and the stockholders of Melard and/or Plastics.

         The Selling Stockholders did not hold positions or have material relationships with Masco or any predecessor or affiliate thereof during the three years preceding such acquisition. Since such acquisition, certain of the Selling Stockholders have continued to be involved in the management of Melard and Plastics. The Agreement contains indemnification provisions covering this registration and offering.


          Selling Stockholders If Neither Melard Nor                  Number of
          Plastics Liquidates or Distributes the Shares               Shares Held
          ---------------------------------------------               -----------
          Melard Manufacturing Corporation                            1,568,786
          Melard Plastics, Inc.                                         213,925



          Selling Stockholders If Both Melard
          and Plastics Liquidate or Distribute
          the Shares
          ------------------------------------
          Sidney J. Shames                                              126,952
          Harold Shames                                                 126,952
          Beatrice Shames                                               167,034
          Mitchell H. Shames                                            315,388
          Elaine Shames                                                 133,628
          Leila S. Shames                                               143,445
          Risa Shames                                                   221,849
          Stephanie D. Cantor, as Trustee
          of the Risa Shames Irrevocable Trust                           93,539
          Beatrice Shames, as Trustee
          of the Howard Shames 1992 Stock Trust                         199,123
          Beatrice Shames, as Trustee
          of the Kenneth Shames 1992 Stock Trust                        199,123
          Beatrice Shames, as Trustee
          u/t/a/d 12/18/86 f/b/o Leila Shames                            55,678

                              PLAN OF DISTRIBUTION

         The Selling Stockholders (and their donees, distributees, pledgees and personal representatives) may, from time to time, offer for sale and sell or distribute the Shares to be offered by them hereby (a) in transactions executed on the New York Stock Exchange or other exchanges on which the Shares may be traded, (b) in negotiated transactions or (c) through other means. Sales may be effected at market prices prevailing at the time of sale or at such other prices as may be negotiated by the Selling Stockholders.


         The Selling Stockholders may effect such transactions by selling Shares to or through dealers, and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders (which compensation, if any, is not expected to be in excess of customary commissions). The Selling Stockholders and any dealers that participate with the Selling Stockholders in the distribution of Shares may be deemed to be underwriters, and any commissions received by them and any profit on the resale of Shares sold by them might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.


                                    EXPERTS


         The Company's financial statements, included in the Company's Current Report on Form 8-K dated March 2, 1994, have been audited by Coopers & Lybrand, independent accountants, as set forth in their report appearing in such Form 8-K. All such financial statements have been incorporated by reference herein in reliance upon such report and upon the authority of such firm as experts in accounting and auditing. The financial statements of MascoTech, Inc., (formerly known as Masco Industries, Inc.) included in the Company's Current Report on Form 8-K dated March 2, 1994, have been audited by Coopers & Lybrand, independent accountants, as set forth in their report appearing in such Form 8-K. All such financial statements have been incorporated by reference herein in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

                                   PART  II.

                    INFORMATION NOT REQUIRED IN PROSPECTUS.


ITEM 14.         Other Expenses of Issuance and Distribution.

         The following expenses will be paid by the Company:

                 Securities and Exchange Commission
                   registration fee . . . . . . . . . $21,938.25


__________________


ITEM 15.         Indemnification of Directors and Officers.

         Section 145 of the General Corporation Law of Delaware empowers the Company to indemnify, subject to the standards therein prescribed, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of the Company or is or was serving as such with respect to another corporation or other entity at the request of the Company. Article Fifteenth of the Company's Restated Certificate of Incorporation provides that each person who was or is made a party to (or is threatened to be made a party to) or is otherwise involved in any action, suit or proceeding by reason of the fact that such person is or was a director, officer or employee of the Company shall be indemnified and held harmless by the Company to the fullest extent authorized by the General Corporation Law of Delaware against all expenses, liability and loss (including without limitation attorneys' fees, judgments, fines and amounts paid in settlement) reasonably incurred by such person in connection therewith. The rights conferred by Article Fifteenth are contractual rights and include the right to be paid by the Company the expenses incurred in defending such action, suit or proceeding in advance of the final disposition thereof.

         Article Fourteenth of the Company's Restated Certificate of Incorporation provides that the Company's directors will not be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions, or (d) for transactions from which directors derive improper personal benefit.

         The Company's directors and officers are covered by insurance policies indemnifying them against certain civil liabilities, including liabilities under the federal securities laws (other than liability under Section 16(b) of the 1934 Act), which might be incurred by them in such capacities.


ITEM 16.         Exhibits.

        The following Exhibits are filed as part of this Registration Statement:

         Exhibit 4.a Restated Certificate of Incorporation of the Company. Incorporated herein by reference to the Exhibits filed with the Company's Annual Report on Form 10-K for the year ended December 31, 1992.

Exhibit 4.b Bylaws of the Company, as amended on May 19, 1993. Incorporated herein by reference to the Exhibits filed with the Company's Current Report on Form 8-K dated March 2, 1994.

Exhibit 5        Opinion of John R. Leekley.

Exhibit 23.a Consent of Coopers & Lybrand relating to the financial statements of Masco Corporation and subsidiaries.

Exhibit 23.b Consent of Coopers & Lybrand relating to the financial statements of MascoTech, Inc. and subsidiaries.

Exhibit 23.c     Consent of John R. Leekley, which is included as part of
                 Exhibit 5.

Exhibit 24 Powers of Attorney, which appear in Part II of this Registration Statement.



ITEM 17.    Undertakings.

         1.  The Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;


              (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement
              (or the most recent post-effective amendment thereof) which,individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs (1) (i) and (1)(ii) do not apply if the information required to be included in a post- effective amendment by these paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         2. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions referred to in Item 15 above, or otherwise (other than the insurance policies referred to in Item 15), the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in that Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Taylor, State of Michigan, on the 2 day of March, 1994.

                                                 MASCO CORPORATION




                                                 By   /s/ Richard A. Manoogian
                                                    Richard A. Manoogian
                                                    Chairman of the Board



                               POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard A. Manoogian and Eugene A. Gargaro, Jr., and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.



         Signature                                                  Title                     Date
         ---------                                                  -----                     ----
Principal Executive Officer:




 /s/ Richard A. Manoogian                                           Chairman of the           March 2, 1994
- -------------------------                                            Board, Chief
Richard A. Manoogian                                                 Executive Officer
                                                                     and Director


         Signature                                                  Title                     Date
         ---------                                                  -----                     ----

Principal Financial Officer:




 /s/ Richard G. Mosteller                                           Senior Vice                 March 2, 1994
- ----------------------------                                        President -
                                                                    Finance
Principal Accounting Officer:



 /s/ Robert B. Rosowski                                             Vice President -            March 2, 1994
- ------------------------                                            Controller
Robert B. Rosowski



 /s/ Wayne B. Lyon                                                  President and               March 2, 1994
- ----------------------------                                        Director
Wayne B. Lyon



 /s/ Lillian Bauder                                                 Director                    March 2, 1994
- ----------------------------
Lillian Bauder



 /s/ Erwin L. Koning                                                Director                    March 2, 1994
- ----------------------------
Erwin L. Koning



 /s/ John A. Morgan                                                 Director                    March 2, 1994
- ----------------------------
John A. Morgan



 /s/ Arman Simone                                                   Director                    March 2, 1994
- ----------------------------
Arman Simone



 /s/ Peter W. Stroh                                                 Director                    March 2, 1994
- ----------------------------
Peter W. Stroh

                                 EXHIBIT INDEX





Exhibit No.                                                 Description
- -----------                                                 -----------

Exhibit 4.a                  Restated Certificate of Incorporation of the
                             Company. Incorporated herein by reference to the Exhibits filed with the Company's Annual
                             Report on Form 10-K for the year ended December
                             31, 1992.

Exhibit 4.b                  Bylaws of the Company, as amended on May 19, 1993.
                             Incorporated herein by reference to the
                             Exhibits filed with the Company's Current
                             Report on Form 8-K dated March 2, 1994.

Exhibit 5                    Opinion of John R. Leekley.

Exhibit 23.a Consent of Coopers & Lybrand relating to the financial statements of Masco Corporation and subsidiaries.

Exhibit 23.b Consent of Coopers & Lybrand relating to the financial statements of MascoTech, Inc. and subsidiaries.

Exhibit 23.c Consent of John R. Leekley, which is included as part of Exhibit 5.

Exhibit 24 Powers of Attorney, which appear in Part II of this Registration Statement.